EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of May 1, 2009 (this “Agreement”), is between Hawk Systems, Inc., a Delaware corporation, (the “Company”), and David Coriaty (the “Executive”).

RECITALS

A.

The Company believes the Executive can make a unique contribution to the business of the Company and the Board of Directors of the Company believes that the services of the Executive would be of great value to the Company.

B.

The Company is willing to employ the Executive and the Executive is willing to accept employment by the Company upon the terms and provisions, and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and of the mutual benefits herein provided, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.

TERM OF EMPLOYMENT.

The Company hereby employs the Executive and the Executive hereby accepts employment by the Company, on the terms and conditions herein contained, for a period of one (1) year commencing as of the date hereof and ending on the first (1st) anniversary of the date hereof, subject to termination as hereinafter provided (the period from the date hereof through the first (1st) anniversary of the date hereof or the date of automatic termination of the Executive’s employment in accordance with the terms hereof, as the case may be (the “Employment Period”).  This Agreement and the Employment Period shall automatically extend for subsequent one (1) year periods by both parties, unless either party notifies the other not later than ninety (90) days prior to the then expiration date of the Employment Period that such party does not intend for the Employment Period to automatically extend.

2.

DUTIES.

(a)

General Duties.  During the Employment Period, the Executive shall serve the Company as its Executive Chairman, with such duties consistent therewith, including but not limited to overseeing the development of the Company’s technology and assisting in the Company’s acquisitions of other companies and/or technologies.  Executive shall perform such other services for the Company as may be reasonably assigned to him from time to time by the Board of Directors of the Company.

(b)

Primary Activity.

(i)

During the Employment Period, the Executive shall devote his full business efforts, time and energy to the interests and business of the Company; however, the Executive shall be excused from performing any services for the Company hereunder during periods of temporary illness or incapacity and during vacations.  The Executive shall perform the duties set forth in subparagraph (a) above, unless as may be otherwise assigned by the Company from time to time.  It is acknowledged that the duties of the Executive may often require from time to time attention to business at times other than normal business hours.  During the Employment Period, the Executive shall, to the best of his skill and ability, perform his obligations hereunder and to advance and promote the business of the Company.  The Executive shall perform his duties and obligations hereunder diligently, faithfully and completely, and with the Executive’s application of his abilities, skills and judgment and in accordance with ethical and professional standards.

(c)

Travel.     The Executive agrees to travel for business purposes in connection with his responsibilities hereunder in a reasonable amount for reasonable lengths of time, commensurate with the Executive’s position and responsibilities.

3.

COMPENSATION.

As full compensation to the Executive for performance of his services hereunder, the Company agrees to pay the Executive and the Executive agrees to accept the following salary and other benefits during the Employment Period:

(a)

Salary.  The Company shall pay the Executive a salary at the annual rate of Seven Hundred Eighty Thousand Dollars ($780,000.00) per year or such other annual rate of compensation as the Board of Directors of the Company may from time to time determine (“Base Salary”).  The Base Salary due the Executive hereunder shall be payable in equal monthly installments, less any amounts required to be withheld by the Company from time to time from such salary under any applicable federal, state or local income tax laws or similar laws then in effect.

(b)

Reimbursement of Expenses.  The Company shall reimburse the Executive for all expenses properly incurred by him in the performance of his duties hereunder in accordance with policies established from time to time by the Board of Directors of the Company.

(c)

Further Benefits.  The Executive shall be entitled to participate in all health, accident, retirement or similar employee benefit plans provided by the Company generally to the executives of the Company to the extent commensurate with the participation therein of the senior executives of the Company.  The Executive shall be entitled to participate in any present or future bonus, insurance, pension, retirement, profit sharing, or other compensation or incentive or benefit plans adopted by the Company, for the general and overall benefit of senior executives of the Company or the employees of the Company, the extent and manner of participation to be reasonably determined by the Board of Directors.  The benefits provided in this Section 3(c) shall be in addition to the compensation and benefits provided elsewhere in this Section 3.

(f)

Offices.  The Executive agrees to serve without additional compensation, if elected or appointed thereto, in one or more offices or as a director of any of the Company’s affiliates, subsidiaries or sister companies.

(g)

Vacation. The Executive shall be entitled to three (3) weeks vacation per year during the Employment Period.

4.

RESTRICTIONS AGAINST COMPETITION, SOLICITATION, SERVICING,  AND DIVULGING CORPORATE CONFIDENTIAL DATA

(a)

Covenant Not to Compete.  As a material inducement to sign this Agreement, the Executive agrees that as long as he is an employee of the Company, he will not Compete with the Company and, further, that he will not Compete with the Company during the three (3) year period beginning on the date of termination of this Agreement (the “Restriction Period”).  During the Employment Period and the Restriction Period, the Executive shall not within the United States directly or indirectly, either for Executive’s own account, or as a partner, shareholder (other than shares regularly traded in a recognized market), officer, director, employee, agent, consultant or otherwise, be employed by connected with, acquire or own in any manner, participate in, consult or otherwise associate with any other business, enterprise or venture that is competitive with the Company’s business.

(b)

Covenant Not to Solicit Employees. During Employment Period and Restriction Period, the Executive shall not, directly or indirectly, solicit for employment or employ any employee of the Company.

(c)

Covenant Not to Solicit or Service.  The Executive acknowledges and agrees that the Company has spent significant amounts of time and money in the development of lists of its Customers, clients, liaisons, suppliers, distributors and vendors, which lists are not available to the general public or the Company’s other executives, and that these lists may contain other information about the Customers, clients, liaisons, suppliers, distributors and vendors not available to the general public and that the Executive will be privileged to these lists.  The Executive also acknowledges and agrees that the Company and its business would be irreparably and greatly damaged by the use of this information other than for its benefit.  Therefore, as a material inducement to the Company to enter into this Agreement, the Executive agrees that during the Employment Period and the Restriction Period that the Executive will not solicit or do business with, or attempt to solicit or do business with, directly or indirectly any of the Company’s Customers, clients, liaisons, suppliers, distributors or vendors, except on the Company’s behalf and will not solicit or do business with or attempt to solicit or do business with, directly or indirectly, any of the Company’s Customers, clients, liaisons, suppliers, distributors, developers and vendors.

(d)

Covenant Not to Violate Corporate Confidences.  During the Employment Period and the Restriction Period, the Executive will have access to and will become aware of confidential information and trade secrets of the Company (the “Confidential Information”) including Customer data, pricing, vendor data, market plans, business plans, files, business secrets, business processes and business techniques not generally available to the public, and this Confidential Information has been compiled by the Company at great expense and over a great amount of time.  The parties acknowledge that this confidential information gives the Company a competitive advantage over other businesses in its field of endeavor and that the Company’s business will be greatly and irreparably damaged by the release or use of this confidential information outside of its own business.  Therefore, as a material inducement to the Company to enter into this Agreement, the Executive agrees that the Executive will not, during the Employment Period and during the Restriction Period, either disclose or divulge this Confidential Information to anyone or use the Confidential Information in any manner, other than in the performance of the Executive’s duties and obligations to the Company hereunder.  Notwithstanding the foregoing, the Executive may disclose Confidential Information pursuant to the applicable law or regulation or pursuant to subpoena or any civil or criminal investigatory request by any governmental body or regulatory authority.  For purposes hereof, Confidential Information shall not include information that (i) becomes publicly known other than due to a breach of this Agreement by the Executive; (ii) was known by the Executive prior to the commencement of this Agreement; or (iii) is furnished to the Executive by a third party who, to the knowledge of the Executive after reasonable inquiry, is not bound by a confidentiality or other similar obligation in favor of the Company.

(e)

Enforcement.    The Company may enforce the provisions of this section by suit for damages, injunction, or both.

(i)

The Company would be irreparably injured by the breach of any provision of this Section 4 by the Executive, and money damages alone would not be an appropriate measure of the harm to the Company from such continuing breach.  Therefore, equitable relief, including specific performance of these provisions by injunction, would be an appropriate remedy for the breach of these provisions.  The right to seek equitable relief shall not be the exclusive remedy available to the Company for any such breach and all available remedies, including, without limitation, the right to seek monetary damages by suit or any other proceeding shall be cumulative.

(ii)   The obligations of the Executive pursuant to this Section 4 shall survive and shall be in full force and effect even if this Agreement is terminated for any reason whatsoever, not renewed or extended.

(e)

Definitions.  For the purposes of this Agreement the following terms shall have the following the meanings:

(i)

“to Compete” and “to Compete with the Company” both mean to engage in any  business that is competitive with the Company in any manner whatsoever as of the date of termination of this Agreement, including competing as a proprietor, partner, investor, stockholder, director, officer, employee, consultant, independent contractor, or otherwise, within the United States.

(ii)

“Customer of the Company” shall mean any person or entity for whom it has performed or attempted to perform services or sold or, to the knowledge of the Executive, attempted to sell any product or service (including, without limitation, any client, patient, customer, franchisee, liaison, vendor or distributor), whether or not for compensation, and regardless of the date of such rendition, sale, or attempted rendition or sale.

5.

TERMINATION OF AGREEMENT.

(a)

Events of Termination.  The Employment Period shall cease and terminate upon the earliest to occur of the events specified below:

 (i)

the close of business on the first (1st) anniversary of the date hereof (or such anniversary of any subsequent renewal date as provided for in Section 1 hereof) if either party provides written notice of termination pursuant to Section 1 hereof.

(ii)

the death of the Executive;

(iii)

termination of the Executive’s employment for Cause.

(iv)

the election by the Executive to terminate his employment hereunder upon One Hundred and Twenty (120) days prior written notice;

(v)

due to the election by the Company to terminate the Executive’s employment hereunder without Cause; or

(vi)

the permanent disability of the Executive.

(b)

Definitions.  For the purpose of this Agreement, the following terms shall have the following meanings:

(i)

 “Cause” to terminate the Executive’s employment hereunder shall exist upon (A) the failure by the Executive to substantially perform his material duties hereunder as solely determined by the Company, other than any such failure resulting from incapacity due to permanent disability (as hereafter determined), (B) the engaging by the Executive in gross negligence or willful misconduct injurious or potentially injurious to the Company or any of its subsidiaries as reasonably determined by the Board of Directors of the Company, (C) a breach by the Executive of the provisions of Section 4 hereof as reasonably determined by the Company, (D) any breach of loyalty or fiduciary duty as an officer or director of the Company or any of its subsidiaries as reasonably determined by the Board of Directors of the Company or (E) the conviction of the Executive of any crime, other than a misdemeanor.

(ii)

“Permanent Disability” of the Executive shall

mean the Executive’s inability, because of his injury, illness, or other incapacity (physical or mental), as determined by a physician mutually acceptable to the Executive and the Company to perform the services to the Company contemplated hereby for a continuous period of One Hundred and Eighty (180) days.  Such permanent disability shall be deemed to have occurred on the One Hundred and Eightieth (180th) day.

(c)

Compensation Upon Termination.  If the Employment Period shall cease and terminate pursuant to Section 5(a) hereof for any reason, Company shall pay to the Executive (or his estate in the case of subsection (a)(ii)) his Base Salary pursuant to Section 3(a) hereof and the reimbursable expenses incurred under Section 3(b) hereof through the date of termination.  The Company shall have no additional or further liability to the Executive hereunder, or

(d)

Effect of Termination.  This Agreement and all liabilities and obligations of the parties hereto hereunder shall cease and terminate effective upon any termination of the Employment Period permitted by this Agreement; provided, however, that the Executive’s obligations under Section 4 hereof shall survive any such termination.

(e)

Remedies.  Nothing herein contained shall be construed as prohibiting any party hereto from pursuing any other remedies available to it for any breach of any provision hereof.

6.

NOTICES.

All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows:  (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed, certified or registered mail, return receipt requested, four (4) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 5:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s facsimile machine).  If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with Section 6), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a worn affidavit of the sender).  All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

(a)

If to the Company:

Hawk Systems, Inc.

777 South Flagler Drive

Suite 800-West Tower

West Palm Beach, FL 33401

ATTN:  President

With a copy to:

Greenberg Traurig P.A.

5100 Town Center Circle

Suite 400

Boca Raton, FL 33486

ATTN:  Bruce C. Rosetto, Esq.

(b)

If to the Executive, addressed to:

[address]

[address]

[address]

or to such other address as any party may specify by notice given to the other party in accordance with this Section 6.

7.

INVENTIONS.

The Executive shall disclose promptly to Company any and all conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, which are conceived or made by the Executive solely or jointly with another during the Employment Period and which relate to the Company’s business.  The Executive hereby assigns and agrees to assign all his interest therein to Company or its nominee. Whenever requested by the Company, the Executive shall execute any and all applications, assigns or other instruments that Company shall deem necessary to apply for and obtain Letters of Patents of the United States or any foreign country or to otherwise protect Company’s interest therein, and if requested after the Employment Period, shall be at the Company’s cost and expense.  These obligations shall continue beyond termination of employment with respect to inventions, improvements and valuable discoveries, whether patentable or not, conceived, made or acquired by the Executive during the Employment Period or within one year thereafter, and shall be binding upon the Executive’s heirs, assigns, executors, administrators and other legal representatives.

8.

RETURN OF PROPERTY.

All correspondence, reports, charts, products, records, designs, patents, plans, manuals, sales and marketing material, memorandum, advertising materials, customer lists, distributor lists, vendor lists, telephones, beepers, portable computers, and any other such data, information or property collected by or delivered to the Executive by or on behalf of the Company, their representatives, customers, suppliers or others and all other materials compiled by the Executive, in each case during the Employment Period, which pertain to the business of the Company shall be and shall remain the property of the Company and shall be delivered to the Company promptly upon its request at any time and without request upon completion or other termination of the Executive’s employment hereunder for any reason.

9.

REPRESENTATIONS OF THE EXECUTIVE.

The Executive represents and warrants to the Company that he is not subject to any restriction or non-competition covenant in favor of a former employer or any other person or entity, and that the execution of this Agreement by the Executive and his provision of services to the Company and the performance of his obligations hereunder will not violate or be a breach of any agreement with a former employer or any other person or entity. Further, the Executive agrees to indemnify Company for any claim, including but not limited to attorneys’ fees and expenses of investigation, by any such third party that such third party may now have or may hereafter have against the Company based upon any noncompetition agreement, invention or secrecy agreement between the Executive and such third party.

10.

GOVERNING LAW; JURISDICTION.

(a)

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws that would result in the application of the laws of other jurisdiction.

(b)

Each of the parties unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of Florida and the federal district court located in Palm Beach County, Florida with respect to any suit, action or proceeding arising out of or relating to this Agreement that cannot be resolved by arbitration hereunder or for the purpose of enforcing any arbitration award hereunder, and each of the parties hereby unconditionally and irrevocably waives ay objection to venue in any such court or to assert that any such court is an inconvenient forum, and agrees that service of any summons, complaint, notice or other process relating to such suit, action or other proceeding may be effected in the manner provided in Section 6 hereof.  Each of the parties hereby unconditionally and irrevocably waives the right to a trial by jury in any such action, suit or other proceeding.

11.

ADVICE OF COUNSEL.

The Executive recognizes that the Company is represented by counsel, namely Greenberg Traurig, P.A., and that such counsel does not represent the interests of the Executive.  The Company strongly recommends and suggests that the Executive obtain its own counsel to review this Agreement prior to execution of the Agreement.  The Company agrees to provide the Executive with a reasonable period of time to have this Agreement reviewed by its own counsel or any other professional adviser deemed appropriate by the Executive.  Should the Executive not choose to have this Agreement reviewed by its own counsel, then the Executive assumes the risk of such decision, and the Executive hereby acknowledges that Company has not unduly influenced the Executive in any way and that Company desires that the Executive retain its own counsel.

12.

AMENDMENT.

This Agreement may not be modified, amended, altered or supplemented, except by a written agreement executed by each of the parties hereto.

13.

ENTIRE AGREEMENT.

This Agreement embodies the entire understanding between the parties hereto respecting the subject matter hereof and no change, alteration or modification hereof may be made except in writing signed by both parties hereto.  Any prior employment agreement between the Company and the Executive shall be deemed to be superseded for all purposes by this Agreement and, upon the execution and delivery of this Agreement by the Executive and the Company, any such prior employment agreement shall be deemed to be canceled and of no further force or effect.

14.

WAIVER.

Any waiver by a party hereto of any such breach of or failure to comply with any provision or condition of this Agreement by any other party hereto shall not be construed as, or constitute, a continuing waiver of such provision or condition, or a waiver of any other breach of, or failure to comply with, any other provision or condition of this Agreement, any such waiver to be limited to the specific matter and instance for which it is given.  No waiver of any such breach of, or failure to comply with, or provision or condition of this Agreement shall not be effective unless in a written instrument signed by the party granting the waiver and delivered to the other party hereto in the manner provided for in Section 6 hereof.  No failure or delay by any party to enforce or exercise its rights hereunder shall be deemed a waiver of such right, nor shall any single or partial exercise of any such right or any abandonment or discontinuance of steps to enforce such rights, preclude any other or further exercise thereof or the exercise of any other right.

15.

BINDING EFFECT, NO ASSIGNMENT, ETC.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, estate, successors and permitted assigns.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party, and any attempt to do so shall be null and void, ab initio, and of no force or effect, except (i) for assignments and transfers by operation of law and (ii) that the Company may assign any or all of its respective rights, interests and obligations hereunder to any purchaser of a majority of the issued and outstanding capital stock of the Company or a substantial part of the assets of the Company; provided that such successor or assignee of the Company assumes the obligations of the Company hereunder in a manner reasonably acceptable to the Executive.

16.

HEADINGS.

The section headings contained in the Agreement are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement.  Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.  References to the singular shall include the plural and vice versa.

17.

DRAFTING HISTORY.

This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted.  The parties acknowledge that this Agreement was negotiated and drafted with each party being represented by competent counsel of its/his choice and with each party having an equal opportunity to participate in the drafting of the provisions hereof and shall therefore be construed as if drafted jointly by the parties.

18.

SEVERABILITY.

If any provisions of this Agreement shall be held invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such provisions nor the validity of any other provisions of this Agreement shall in any way be affected thereby.

19.

COUNTERPARTS.

This Agreement may be executed in two (2) or more counterparts (including by facsimile signature, which shall constitute a legal and valid signature), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document.  This Agreement shall become effective when one or more counterparts, taken together, shall have been executed and delivered by all of the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

COMPANY:

Witness:	HAWK SYSTEMS, INC.

/s/Hank Eckenrode	By:	/s/ Robert McCann III
Hank Eckenrode	Name:	Robert McCann III
	Title:	CEO

EXECUTIVE:

/s/ David Coriaty
David Coriaty